Exhibit 1

JOINT FILING AND ADVOCACY AGREEMENT

This joint filing and advocacy agreement (this “Agreement”), dated as of May 31, 2022 (the “Effective Date”), is between (a) Concord IP2 Ltd., Elderhill Corporation and David Delaney (collectively the “Concord Persons”); (b) Leonite Capital, LLC and Avi Geller (collectively, the “Leonite Persons”); and (c) Camac Partners, LLC, Camac Capital, LLC, Camac Fund, LP and Eric Shahinian (collectively, the “Camac Persons”). The parties to this Agreement are each referred to as a “Party.”

RECITALS

A. Certain of the Parties are stockholders, direct or beneficial, of Pasithea Therapeutics Corp. (the “Company”).

B. As of the Effective Date, the Parties agreed to coordinate their efforts with respect to the Company.

AGREEMENT

The Parties therefore agree as follows:

1. Joint Filing. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each Party agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company (including, options to purchase or sell securities of the Company, and swaps, synthetics and other derivative securities or instruments the value of which is solely and directly related to equity securities of the Company) (collectively, “Securities”). Each Party will be responsible for the accuracy and completeness of such Party’s disclosure in any such filing, and is not responsible for the accuracy and completeness of the information concerning the other Parties, unless such Party knows or has reason to know that such information is inaccurate.

2. Coordinated Activities. From and after the Effective Date, the Parties intend to coordinate their activities with each other as such activities relate to the Company. In furtherance thereof, the Parties will use their respective reasonable best efforts to consult with each other in connection with the following matters: (a) the manner, form, content and timing of any communications with the Company or any of its other stockholders, whether written or oral, including (i) the selection of nominees to serve as directors of the Company; (ii) making, revising, or withdrawing any proposals to other stockholders of the Company or to the Company; and (iii) the conduct of any proxy contest, consent solicitation, call of a special meeting of stockholders or similar actions in respect of the Company; (b) the manner, form, content and timing of any regulatory or public disclosures (including the filing of a Schedule 13D (or any amendment thereof)), public statements or other communications relating to the Company, the Securities, this Agreement or the activities contemplated by this Agreement (except that if such disclosure, statement or communication is required by law, regulation or fund documentation applicable to a Party, such Party may make such required disclosure, statement or other communication without the agreement of the other Parties, but only if such Party has delivered prior notice thereof to the other Parties); (c) any significant decisions in connection with the Company or the activities contemplated by this Agreement; (d) admission of any additional members to any group (within the meaning of Section 13 of the Exchange Act) with respect to the Securities that includes any Party, whether formed by this Agreement or otherwise; and (e) entering into any confidentiality, extension, settlement, cooperation, standstill or other similar agreement with the Company. Each Party agrees to vote or consent its applicable Securities in favor of any person nominated by the Parties for election to the Company’s board of directors. It is understood and agreed that none of the Concord Persons, the Leonite Persons or the Camac Persons will acquire more than five percent of the then-outstanding common stock of the Company without the prior consent of the Concord Person and the Leonite Persons.

3. Costs and Expenses. Each Party will bear its own expenses in connection with this Agreement, except (a) that the Parties agree to share all fees and expenses in respect of any mutually agreed advisors that are engaged by or on behalf of the Parties on a pro rata basis based on the highest shareholdings of each Party in the calendar month in which the expenses are incurred, and will be paid on a pro rata basis as fees are incurred; and (b) as otherwise agreed in writing by the Parties.

4. Limited Relationship. Nothing in this Agreement will be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification, other than as previously agreed in writing. Except as otherwise provided in this Agreement, this Agreement will not restrict any Party’s right to purchase or sell Securities as it deems appropriate, in its sole discretion, so long as all such purchases and sales are made in compliance with all applicable securities laws and this Agreement. Notwithstanding anything to the contrary in this Agreement, no Party will have liability of any kind whatsoever to any other Party, including in connection with the execution of any trade in Securities, except in the case of a breach of this agreement, a violation of applicable law or regulations, fraud, willful misconduct or gross negligence by the first Party.

5. Termination. Each Party agrees to not dispose of any Securities while this Agreement is in effect without the prior consent of the other Parties. Acting collectively, the Parties can terminate this Agreement at any time. Following any termination of this Agreement, the Parties will cooperate to take such actions as may be necessary or required publicly to disclose such termination or the consequences thereof.

6. Filing Requirement. Each of the Parties agrees that this Agreement will be filed as an exhibit to any Schedule 13D that may in the future be required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

7. Regulatory Reporting. Each Party will be responsible for the accuracy and completeness of its own disclosure required to be made under applicable law or regulation with any regulatory authority or stock exchange, and will not be responsible for the accuracy or completeness of the information concerning the other Party. The Parties will use their respective reasonable best efforts to promptly share information with each other regarding their trading in Securities in order to facilitate timely regulatory or public disclosures. The Parties will use their respective reasonable best efforts to cooperate in connection with any other regulatory filing that may be required to be made in connection with the matters contemplated by this Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement is solely for the benefit of the Parties and no other person or entity will have any rights under this Agreement.

9. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to the other Parties or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10. Notices. All notices permitted or required under this Agreement must be in writing and be delivered personally or sent by overnight express mail or courier or sent by electronic mail to the other Parties at the address below (or at such other address as a Party may designate in writing to the other Parties in the manner specified in this section) and will be effective at the earlier of the date received or, if by electronic mail, upon confirmation of receipt.

If intended for the Concord Persons:

Concord Investment Partners Ltd.

60 St. Clair Avenue East, Suite 702

Toronto, ON, M4T 1N5

Canada

Attention: David Delaney

Email: ddelaney@concordinvestmentpartners.com

If intended for the Leonite Persons:

Leonite Capital, LLC

1 Hillcrest Center Drive Suite 232

Spring Valley, NY 10977

United States of America

Attention: Avi Geller

Email: avi@leonitecap.com

If intended for the Camac Persons:

Camac Partners, LLC

350 Park Avenue, 13th Floor

New York, NY 10022

United States of America

Attention: Eric Shahinian

Email: eric@camacpartners.com

11. Counterparts. This Agreement and any amendments may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

12. Jurisdiction; Governing Law. Each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) for any action, suit or proceeding arising out of or relating to this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in the Chancery Court). To the extent that the Chancery Court would not have subject matter jurisdiction over any such action, suit or proceeding, each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or federal court in the State of Delaware (such courts, together with the Chancery Court, the “Chosen Courts”). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Chosen Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any Chosen Court has been brought in an inconvenient forum. The Parties agree that a final judgment no longer subject to appeal in any such dispute will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement is governed by and construed in accordance with the laws of the State of Delaware.

13. Specific Performance. Each Party acknowledges that (a) the Parties would be irreparably injured by a breach of this Agreement; and (b) monetary remedies would be inadequate to protect the non-breaching Parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the non-breaching Parties, each Party agrees to (i) the granting of equitable relief, including injunctive relief and specific performance, in the other Parties’ favor without proof of actual damages in the event of the actual or threatened breach of this Agreement; and (ii) waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy will not be deemed to be the exclusive remedy for a breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching Parties.

14. Privilege; Joint Defense. Each Party understands and agrees that the Parties have a commonality of interest with respect to matters that are the subject of this Agreement and it is the desire, intention and mutual understanding of the Parties that the sharing of materials or any communications between the Parties will remain confidential and is not intended to, and will not, waive or diminish in any way each Party’s protection under the attorney-client privilege, work product doctrine or other applicable privilege. All information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

15. Interpretations.

(a) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(b) Neither, etc. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(c) Gender and Number. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(d) References to Parties. When reference is made to any Party, such reference includes that Party’s successors and permitted assigns.

(e) Legislation. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(f) Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(g) Joint Drafting. The Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

CONCORD IP2 LTD.

By:	/s/ David Delany
Name:	David Delaney
Title:	President

ELDERHILL CORPORATION

By:	/s/ David Delany
Name:	David Delane
Title:	President

DAVID DELANEY

/s/ David Delany

LEONITE CAPITAL LLC

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	CIO

AVI GELLER

/s/ Avi Geller

CAMAC PARTNERS, LLC

By: Camac Capital, LLC,
its general partner

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member of the GP

CAMAC CAPITAL, LLC

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member

CAMAC FUND, LP

By: Camac Capital, LLC,
its general partner

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member of the GP

ERIC SHAHINIAN

/s/ Eric Shahinian

[Signature Page to Joint Filing and Advocacy Agreement]